UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2013

Kewaunee Scientific Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-5286	38-0715562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2700 West Front Street

Statesville, NC 28677

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (704) 873-7202

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 9, 2013 Kewaunee Scientific Corporation (the “Company”) entered into the First Amendment to Credit and Security Agreement (the “Amendment”) with Wells Fargo Bank, National Association (the “Bank”). The Amendment amends certain provisions of the Credit and Security Agreement, dated as of May 6, 2013 by and between the Company and the Bank (the “Loan Agreement”).

The Amendment, among other things, modified the Letter of Credit Subfeature of the Loan Agreement by reducing the maximum aggregate undrawn amount of all outstanding Letters of Credit from Five Million Six Hundred Thousand Dollars ($5,600,000) to (A) Four Million Dollars ($4,000,000) plus (B) Seven Hundred Thousand ($700,000) which (i) shall be solely for the issuance of certain existing letters of credit naming Bank of America, N.A. as beneficiary, naming Borrower as obligor, and naming Kewaunee Labway India Pvt. Ltd. as account party (the “Existing Indian Letters of Credit”), (ii) Bank agrees is the United States Dollar equivalent of the Existing Indian Letters of Credit, and (iii) shall only be available to the Company until such time as the Existing Indian Letters of Credit have expired or terminated.

A copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Amendment.

The Amendment has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in other public filings we have made with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Item 8.01.	Other Events.

On July 8, 2013, the Company announced the acquisition of all of the outstanding minority shares of its subsidiary in Singapore, Kewaunee Labway Asia Pte. Ltd.

A copy of the Company’s press release issued on July 8, 2013, announcing the acquisition, is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits
Exhibit Number	Description
10.1	First Amendment to Credit and Security Agreement dated July 9, 2013.
99.1	Press Release of Kewaunee Scientific Corporation dated July 8, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2013

Kewaunee Scientific Corporation

By:	/s/ D. Michael Parker
D. Michael Parker Senior Vice President, Finance and Chief Financial Officer

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